UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 24, 2011

Internap Network Services Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-27265 (Commission File Number)	91-2145721 (IRS Employer Identification Number

250 William Street, Atlanta, Georgia (Address of Principal Executive Offices)	30303 (Zip Code)

Registrant’s telephone number, including area code: (404) 302-9700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 240.13e-2(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2011, Dr. Eugene Eidenberg informed Internap Network Services Corporation (the “Company”) that he will retire from the Company’s Board of Directors (the Board”) on June 16, 2011, immediately before the Company’s annual meeting of stockholders. Dr. Eidenberg submitted his resignation as required by the Company’s Corporate Governance Guidelines, which provide that a director will retire from the Board immediately before the annual meeting of stockholders that occurs in the calendar year of his 72nd birthday.

Dr. Eidenberg is a long-serving member of the Company’s Board, having served as a director since 1997. In addition to his 14 years of service as a director, Dr. Eidenberg served as the Company’s non-executive Chairman from 2002 until 2009, as Chairman from 1997 to 2002 and as the Company’s Chief Executive Officer from 2001 until 2002.

In connection with Dr. Eidenberg’s resignation, the Company reduced the size of its Board from nine to eight members.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 24, 2011, the Board approved amended and restated bylaws (the “Bylaws,” and as amended and restated, the “Amended Bylaws”) effective immediately. The Bylaws were amended and restated as follows:

Section 5(a) was amended to provide that annual meetings must be held at least 270 days apart and specifies that the advance notice provisions of the Amended Bylaws are the exclusive means for a stockholder to make nominations or submit other business before an annual meeting of stockholders, except for matters properly brought under Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

New Section 5(b)(i) was added to expand the information required to be disclosed by a stockholder submitting notice of a director nomination or other business for a meeting of stockholders. Additionally, the stockholder must represent that it is a holder of record of Company shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) or present the proposal(s) specified in the notice. The stockholder must also represent whether it intends to deliver a proxy statement to a sufficient number of stockholders required to carry the proposal, or approve the nomination, and/or otherwise to solicit proxies from stockholders in support of the proposal or nomination.

New Section 5(b)(ii) revises the Bylaws to expand the information to be provided related to a person nominated for election or reelection and permits the Company to require any proposed nominee to furnish such other information that it may reasonably require to determine the independence of the proposed nominee. New Section 5(b)(iii) revises the Bylaws to require certain information relating to business other than a nomination of a director that the stockholder proposes to bring before the meeting. New Section 5(b)(iv) requires the proposing stockholder to include a completed and signed questionnaire, representation and agreement as provided in New Section 5(c).

New Section 5(c) requires that to be eligible to be a nominee as a director, a person must deliver a written questionnaire regarding the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made. New Section 5(c) also requires that such person provide a written representation and agreement as to certain matters including agreements not to enter into Voting Commitments (as defined in the Amended Bylaws), not to become a party to compensation arrangements not disclosed to the Company and to comply with applicable laws and Company policies.

Section 8 was revised to provide that the vote required for matters other than an election of directors will be the affirmative majority of shares voted, rather than shares entitled to vote.

Section 13 was revised to remove references to Series A Preferred Stock to make the Amended Bylaws consistent with the Company’s capital structure.

Section 23 was amended to allow for electronic transmission in connection with written consents of the Board and Section 44(b) was amended to allow for electronic transmission in connection with notice to directors.

Section 34 was amended to make it clear that shares of the Company may be represented by certificates or may be uncertificated.

In addition, non-substantive language and conforming changes and other technical edits and updates were made in the above sections as well as to Sections 5(f), 5(g), and 6 (Special Meetings).

The descriptions of the changes in the Amended Bylaws contained in this report are qualified in their entirety by reference to the full text of the prior Bylaws, a copy of which was filed with the Securities and Exchange Commission on September 8, 2003 as Exhibit 4.2 to the Company’s Form S-3 (File No. 333-108573) and is incorporated herein by reference, and the Amended Bylaws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

 Item 9.01      Financial Statements and Exhibits.

(d)           Exhibits

The following exhibits are furnished with this Current Report on Form 8-K:

Exhibit No.                    Description

3.1	Amended and Restated Bylaws dated March 24, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNAP NETWORK SERVICES CORPORATION

Date: March 29, 2011	By: /s/ J. Eric Cooney
J. Eric Cooney
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.               Description

3.1	Amended and Restated Bylaws, dated March 24, 2011.